Exhibit 10.28
Dividend Capital Diversified Property Fund Inc. 10-K

PROMISSORY NOTE

$146,600,000.00	Jersey City, New Jersey
January 10, 2017

FOR VALUE RECEIVED, AMERICAN FINANCIAL EXCHANGE, L.L.C., PLAZA X URBAN RENEWAL ASSOCIATES L.L.C. and PLAZA X LEASING ASSOCIATES L.L.C. (collectively, “Maker”), each a New Jersey limited liability company, having an office at c/o Dividend Capital, 518 17th Street, Suite 1700, Denver, Colorado 80202, promises to pay, jointly and severally, to NEW YORK LIFE INSURANCE COMPANY (“Holder”), a New York mutual insurance company, having its principal office at 51 Madison Avenue, New York, New York 10010-1603, on order, without offset, at its principal office in New York, New York, or at such other place as may be designated in writing by Holder, the principal sum of ONE HUNDRED FORTY-SIX MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($146,600,000.00), or so much thereof as may be advanced by Holder pursuant to the terms of the Loan Instruments (as hereinafter defined), lawful money of the United States of America, together with interest thereon at the Interest Rate (as hereinafter defined) and all other sums due and/or payable hereunder; provided, however, only the principal sum of ONE HUNDRED TWENTY SEVEN MILLION AND NO/100 DOLLARS ($127,000,000.00) (the “Initial Advance”) shall be disbursed on the date hereof (the “Closing Date”).

1.This Note is secured by, among other things, (a) a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (“Mortgage”), dated as of the date hereof, granted by Maker to Holder and encumbering premises and other property (“Secured Property”) more particularly described in the Mortgage and (b) an Assignment of Leases, Rents, Income and Cash Collateral, dated as of the date hereof, from Maker to Holder. “Obligations,” “Loan Instruments” and all other capitalized terms used in this Note and not expressly defined herein shall have the meanings assigned to such terms in the Mortgage. The terms and provisions of the Loan Instruments, other than this Note, are hereby fully incorporated into this Note by reference. As used in this Note, the following additional defined terms shall have the respective meanings set forth below:
(i)“Business Day” shall mean any day other than a Saturday, Sunday, or U.S. federal holiday.
(ii)“Debt Yield” shall mean, for any period, the percentage obtained by dividing the Projected Net Operating Income for such period by the outstanding principal balance of the Loan. Such calculation shall be confirmed by Lender.
(iii)“Initial Period” shall mean the period commencing on the Closing Date and ending on the commencement of the Stabilized Period.
(iv)“Initial Term” shall mean period commencing on the Closing Date and ending on January 10, 2020.
(v)“Interest Period” shall mean a period commencing on the tenth (10th) day of a calendar month and terminating at the end of the ninth (9th) day of the succeeding calendar month;

provided, however, if the Closing Date is not the tenth (10th) day of the month, the first Interest Period shall be computed from and including the Closing Date to and including the next occurring ninth (9th) calendar day of a month.
(vi)“Interest Rate” shall mean, with respect to each Interest Period, a rate per annum equal to the sum of (x) LIBOR applicable to such Interest Period plus (y) the LIBOR Spread.
(vii)“LIBOR” shall mean the rate of interest per annum, rounded upwards to the nearest 1/16th of one percent (1%) reported in the Wall Street Journal or by Bloomberg, LP as the thirty (30) day London Interbank Offered Rate on the date which is three (3) LIBOR Business Days prior to the commencement of each Interest Period, for deposits in U.S. dollars in an amount approximately equal to the then outstanding principal balance of this Note. If the Wall Street Journal or Bloomberg, LP no longer reports the thirty (30) day London Interbank Offered Rate, or reports a different rate from the other, or Holder determines in good faith that the rate so reported no longer accurately reflects the rate generally available in the London Interbank Market, and has made a similar determination for substantially all other similarly situated borrowers, Holder may select a replacement rate reasonably approximating LIBOR as described above and has selected the same replacement rate for substantially all other similarly situated borrowers. Notwithstanding anything in this Note to the contrary, if LIBOR determined as provided above would be less than twenty-five hundredths percent (0.25%), then LIBOR shall be deemed to be twenty-five hundredths percent (0.25%).
(viii)“LIBOR Breakage Fee” shall mean an amount, as determined by Holder, equal to the amount of any losses, expenses and liabilities (but, without limiting the immediately succeeding sentence of this definition, excluding in any event lost profits) that Holder would sustain as a result of an acceleration or prepayment of the Loan on a day which is not the last day of the Interest Period with respect thereto if Holder funded the Loan through the purchase of a matching deposit or other borrowing in the Interbank Eurodollar market in the principal amount of the Loan and bearing interest at the LIBOR rate whether or not Holder actually purchased such deposit or instrument. For purposes of calculating such amount payable to Holder, Holder shall be deemed to have actually purchased a matching deposit or other borrowing in the Interbank Eurodollar market bearing interest at the then current LIBOR rate in the principal amount of the Loan and having a maturity and repricing characteristics comparable to the Interest Period; provided however that the foregoing assumption shall be only for the calculation of amounts payable in connection with a prepayment of the Note.
(ix)“LIBOR Business Day” shall mean a Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.
(x)“LIBOR Spread” shall mean (a) with respect to each Interest Period during the Initial Period, two hundred twenty five basis points (i.e., 2.25%) and (b) with respect to each Interest Period during the Stabilization Period, two hundred basis points (i.e., 2.00%).
(xi)“Maturity Date” shall mean January 10, 2020, as the same may be extended in accordance with the terms of the Side Letter.

(xii)“Payment Date” shall mean the tenth (10th) calendar day of each month during the term of the Loan.
(xiii)“Spread Maintenance Premium” shall mean an amount equal to the product of the following: (A) the outstanding principal amount of the Loan as of the date of prepayment, multiplied by (B) the LIBOR Spread (expressed as a percentage), multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of calendar days from the start of the succeeding Interest Period after such prepayment occurs through and including the last day of the Spread Maintenance Premium Period and a denominator equal to 360.
(xiv)“Spread Maintenance Premium Period” shall mean the period commencing on August 10, 2017 and continuing through and including the Payment Date occurring in January, 2018.
(xv)“Stabilization” shall mean the date on which the following conditions have been satisfied: (a) the Secured Property is ninety percent (90%) leased (excluding the Schwab Lease) to tenants under Leases that are either approved or are deemed approved by Lender in accordance with the Loan Instruments and (b) the Secured Property has achieved a Debt Yield of not less than nine and one half percent (9.50%).
(xvi)“Stabilized Period” shall mean the period commencing on the first Interest Period next occurring after the following conditions have been satisfied: (a) no default has occurred under any of the Loan Instruments and is continuing beyond any applicable cure period and no event exists, which, with the giving of notice or the lapse of time, or both, would constitute such a default and (b) Borrower has provided Lender with at least fifteen (15) days prior written notice and all documents reasonably necessary to demonstrate that the Secured Property has achieved Stabilization.
2.    Maker shall make the following payments (each, a “Payment”) to Holder:
(a)On the Closing Date (unless the Closing Date is the same calendar day as a Payment Date, in which case no payment shall be due), Maker shall pay to Holder a payment of interest only on the Initial Advance for the first Interest Period.
(b)Commencing with the Payment Date occurring on February 10, 2017, and on each Payment Date thereafter during the term of the Loan, Maker shall pay to Holder a monthly payment of interest only on the outstanding principal balance of this Note calculated at the Interest Rate which has accrued through the last day of the Interest Period immediately preceding such Payment Date.
(c)On the Maturity Date (or such earlier date resulting from acceleration of the Obligations by Lender or otherwise), Maker shall pay to Holder the entire outstanding principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and all other Obligations then unpaid pursuant to the Loan Instruments.

Holder shall apply each Payment, when received, first to the Obligations, other than principal and interest, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof and the remainder to the reduction of such principal balance. Interest shall be computed on the basis of the actual number of days in a period over a 360 day year.
3.    In the event that electronic fund transfer debiting is established for regularly scheduled payments under the Loan Instruments, Maker will cooperate with Holder and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network. Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Holder’s failure to initiate the debit, shall not relieve Maker of its obligations to make all payments required hereunder or under the other Loan Instruments when due, and to comply with Maker’s other obligations under the Loan Instruments.
4.    From and after the earlier to occur of an Event of Default or the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate (“Increased Rate”) equal to the Interest Rate plus five percentage points, unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law.
5.    Any default in the making of any Payment or in the making of any payment due pursuant to Section 1.04 of the Mortgage or in the making of any other deposit or reserve due pursuant to any Loan Instrument on the date the same is due will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations. Accordingly, upon the occurrence of any such default, Maker shall pay a late charge (“Late Charge”) of four percent (4%) of each such overdue payment (except that the Late Charge shall not apply to the failure to pay the outstanding principal balance of this Note on the Maturity Date, or on such other date on which the entire outstanding principal balance of this Note becomes due). Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law.
6.    (a)    Maker may not prepay this Note prior to August 10, 2017 (such period through and including August 9, 2017 is referred to as, the “Closed Period”). On August 10, 2017 or at any time after the Closed Period, Maker may prepay this Note (in whole but not in part, except as expressly permitted in Section 7(b) below), upon satisfaction of the following conditions: (i) Maker gives Holder not less than thirty (30) and not more than one hundred (100) days prior written notice of Maker’s intention to make such prepayment and (ii) Maker pays to Holder (A) the entire outstanding principal balance of this Note, (B) all accrued and unpaid interest thereon calculated at the Interest Rate through and including the date of prepayment, (C) the Make Whole Amount (as hereinafter defined), and (D) all other Obligations then due under the Loan Instruments. Any prepayment notice given by Maker shall be deemed null and void if the prepayment covered by such notice is not made within thirty (30) days of the date specified in Maker’s prepayment notice as the designated date for prepayment. Maker waives any right of prepayment except as expressly provided herein and as may be provided in the other Loan Instruments.
(b)    “Make Whole Amount” means, with respect to any prepayment that occurs after the Closed Period, an amount equal to the sum of (i) the LIBOR Breakage Fee, plus (ii) if such prepayment occurs during the Spread Maintenance Premium Period, the Spread Maintenance Premium.
7.    (a)    If the outstanding principal balance of this Note or any portion thereof shall become due and payable or shall be paid as a result of (a) an Event of Default (which Event of Default shall be presumed to be, and conclusively shall be deemed to be, a willful default and a deliberate attempt on Maker’s part to avoid payment of the Make Whole Amount), (b) the exercise by Maker or any other Person of any right of redemption or the taking by Maker or any other Person of any other action to prevent a foreclosure of the Secured Property, (c) any prepayment of the Loan in connection with a foreclosure or similar proceeding or a foreclosure judgment, (d) any prepayment of the Loan in connection with the application of any Lease Guaranty Payment or Lease Termination Fee, (e) a casualty or condemnation with respect to the Secured Property (except as expressly permitted in Section 7(b) below), or (f) any other prepayment not permitted by the Loan Instruments, then Maker shall pay to Holder the Make Whole Amount computed, to the extent not prohibited by applicable law, as if Maker had elected to prepay this Note, as provided in Section 6 above, on the date of such Event of Default, exercise, action, prepayment, casualty or condemnation, as applicable. If such Event of Default, exercise, action, prepayment, casualty or condemnation occurs during the Closed Period, then, to the extent not prohibited by applicable law, the Make Whole Amount shall be equal to the greater of (a) ten percent (10%) of the principal balance of this Note then unpaid or (b) the Make Whole Amount that would have been payable as if the prepayment had not occurred during the Closed Period, as calculated in the manner set forth in Section 6 above.
(b)    Notwithstanding the foregoing, in the event of a casualty or condemnation with respect to the Secured Property, if no monetary or material, non-monetary Event of Default then exists under the Loan Instruments and Holder is not willing to permit the insurance proceeds or condemnation award, as applicable, to be used for the restoration of the Secured Property pursuant to the terms of the Mortgage and such proceeds or award is applied to prepay the Obligations (in whole or in part) as a result of the casualty or condemnation, then no Make Whole Amount shall be due with respect to such prepayment.
8.    From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.
9.    If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise, and in addition to the Make Whole Amount: (a) all costs, including, without limitation, attorneys’ fees and expenses, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations, of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Instruments and of protecting the collateral securing this Note, (b) all Late Charges due pursuant to this Note and (c) interest, at the Increased Rate, computed on the amount of the Obligations.
10.    The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Instrument or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder. Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.
11.    Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the State of New Jersey, and all interest payable pursuant to this Note or any other Loan Instrument shall be reduced to the maximum amount which is not in excess of the maximum non-usurious rate of interest applicable to this Note or any other Loan Instrument (“Legal Rate”) allowed under the usury laws of the State of New Jersey, as now or hereafter construed by the courts having jurisdiction over such matters. If the aggregate of all interest (whether designated as interest, Late Charges, Increased Rate, Make Whole Amount or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Instrument, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake. Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker. In the event of a conflict between the provisions of this paragraph and the provisions of any other portion of this Note or any other Loan Instrument, the provisions of this paragraph shall control.
12.    Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note or the Loan Instruments, notice of intention to accelerate, notice of acceleration and any and all other notices and matters of a like nature, except for those expressly required by this Note or the other Loan Instruments. Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.
13.    This Note may be changed only by an agreement, in writing, signed by Maker and Holder. Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Instrument, and no course of dealing between Maker and Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy. All Remedies expressly provided for in the Loan Instruments are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.
14.    The obligations of each Person comprising Maker shall be joint and several. The unenforceability or invalidity of any provision of this Note as to any Person or circumstance shall not render that provision unenforceable or invalid as to any other Person or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable.
15.    If an Event of Default has occurred (and regardless of whether or not it has been cured), Holder may exercise any and all Remedies, and shall have full recourse to the Secured Property, the Equity Collateral and to any other collateral given by Maker, Pledgor or any other Person to secure any or all of the Obligations, provided that any judgment obtained by Holder in any proceeding to enforce the Remedies shall be enforced only against the Secured Property, the Equity Collateral and/or such other collateral. Notwithstanding the foregoing, Holder may name Maker, Pledgor or any of their respective successors or assigns or any Person holding under or through them as parties to any actions, suits or other proceedings initiated by Holder to enforce any Remedies against the Secured Property, the Equity Collateral and/or such other collateral, including without, limitation, any action, suit or proceeding to foreclose the lien of the Mortgage or the Pledge Agreement or to otherwise realize upon any other lien or security interest created in any other collateral given to secure the payment of any or all of the Obligations. The restriction on enforcement contained in the first sentence of this Section 15 shall not apply to, and Maker shall be personally liable for, and Holder may seek and enforce judgment against Maker for (the following clauses (i), (ii) and (iii), collectively, the “Non-Recourse Exceptions”):

(i)	any and all losses, claims, damages, costs, expenses and/or liabilities, including, without limitation, attorneys’ fees and expenses, incurred by Holder:

(a)
relating to or as a result of any material misstatement of fact to Holder or its affiliates (including, but not limited to, any material misstatements contained in any reports, certificates or other documents prepared or caused to be prepared by Maker, on behalf of Maker or by Maker at the specific direction or request of Maker and provided to Holder, but excluding any material misstatements contained in any reports, certificates or other documents prepared by or at the direction of and engaged directly by Holder) (1) by Maker or any Person constituting Maker, made to induce Holder to advance the principal amount evidenced hereby or (2) contained in any Loan Instrument,

(b)	relating to or as a result of fraud committed by Maker or any Person constituting Maker,

(c)
relating to or as a result of the collection or application of any insurance proceeds, condemnation awards, trust funds, tenant security deposits or Rents (including any Lease Termination Fee or Lease Guaranty Payment) in a manner which is not in accordance with the provisions of the Loan Instruments,

(d)
relating to or as a result of the breach of any representation or warranty contained in the Sections of the Mortgage pertaining to environmental matters, including without limitation, Sections 1.05E(4), 2.03(C) and 2.03(D), or any default with respect to any covenant contained in the Sections of the Mortgage pertaining to environmental matters, including without limitation, Section 1.05(E),

(e)
relating to or as a result of any default with respect to Maker’s covenant to pay Impositions or insurance premiums pursuant to the Mortgage or with respect to Maker’s covenant to obtain and maintain the insurance required by the Mortgage, including, without limitation, the Terrorism Insurance,

(f)
arising from, in respect of, as a consequence of, or in connection with: (1) the existence of any circumstance or the occurrence of any action described in Section 1.05E(1) of the Mortgage, (2) claims asserted by any Person (including, without limitation, any Governmental Agency) in connection with, or in any way arising out of, the presence, storage, use, disposal, generation, transportation or treatment of any Hazardous Material on, in, under or about the Secured Property, (3) the violation or claimed violation of any law relating to any Hazardous Material or any other Environmental Requirement in regard to the Secured Property, regardless of whether or not such violation or claimed violation occurred prior to or after the date of this Note or whether or not such violation or claimed violation occurred prior to or after the time that Maker became the owner of the Secured Property, or (4) the preparation of any environmental audit as to the Secured Property as required under the terms of the Mortgage, whether conducted or authorized by Maker, Holder or any other Person or the implementation of any environmental audit’s requirements in order to have the Secured Property comply with Environmental Requirements,

(g)
relating to or as a result of any intentional, bad faith waste of the Secured Property committed by Maker or its agents (such damages to include, without limitation, all repair costs incurred by Maker),

(h)	relating to or as a result of the misappropriation of the rental payments of the Secured Property in violation of the Cash Management Agreement,

(i)
arising from, in respect of or as a consequence of the failure to deliver the Rental Income Guaranty (as defined in the Side Letter) or the Rental Income LC (as defined in the Side Letter) as required by the Side Letter,

(j)
arising from, in respect of or as a consequence of the failure to purchase a LIBOR Rate Cap on the Closing Date and to maintain such LIBOR Rate Cap throughout the term of the Loan as required by the Side Letter, and/or

(k)
arising from, in respect of or as a consequence of a violation of Section 5.20 of the Mortgage which does not result in a substantive consolidation of Maker or, if applicable, any SPE Principal with any other Person;

(ii)	all outstanding principal, interest and other Obligations, including the Make Whole Amount:

(a)
if there shall be a violation of Section 1.11 of the Mortgage (Prohibition on Transfers, Liens or Further Encumbrances), except for an encumbrance in the nature of a mechanic’s or materialman’s lien, and/or

(b)
in the event that (1) any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to or acquiesced in by Maker or any Guarantor and/or if any proceeding for the liquidation, dissolution, receivership or other similar proceeding of Maker or any Guarantor shall be instituted by Maker or any Guarantor and/or (2) Maker or any Guarantor shall be the subject of any petition or proceeding for an involuntary bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law and/or the subject of any liquidation, dissolution, receivership or other similar proceeding in which Maker or any Guarantor or any Affiliate of such Persons colludes with, or otherwise assists, the petitioning party or solicits or causes to be solicited petitioning creditors, and/or

(c)	if there shall be a violation of Section 5.20 of the Mortgage and such violation results in a substantive consolidation of Maker or any SPE Principal with any other Person; and/or

(iii)
in the event (a) the Schwab Lease is terminated or cancelled by Maker or Maker accepts a surrender of the Schwab Lease without Holder’s prior written consent or (b) a default by Maker occurs beyond any applicable notice or cure periods (if any) under the Schwab Lease and the tenant thereunder terminates or cancels the Schwab Lease, an amount equal to the rent and other amounts that would have been paid by such tenant had the Schwab Lease not been terminated, cancelled or surrendered.

The restriction on enforcement contained in the first sentence of this Section 15 shall not apply to the Environmental Indemnity Agreement and/or to the obligations of any Guarantor specifically set forth in any Guaranty. It is expressly understood and agreed, however, that nothing contained in this Section 15 shall (a) in any manner or way constitute or be deemed to be a release of the Obligations or otherwise affect or impair the enforceability of the liens, assignments, rights and security interests created by the Mortgage or any of the other Loan Instruments or any future advance or any related agreements or (b) preclude Holder from foreclosing the Mortgage or from exercising its other remedies set forth in the Mortgage or the Assignment, or from enforcing any of its rights and remedies in law or in equity (including, without limitation, injunctive and declaratory relief, restraining orders and receivership proceedings), except as provided above in this Section 15.

16.    If any payment required hereunder or under any other Loan Instrument becomes due on a day that is not a Business Day, then such payment shall be due and payable on the immediately preceding Business Day.
17.    “Maker” and “Holder” shall be deemed to include the respective heirs, administrators, legal representatives, successors and assigns of Maker and Holder.
18.    Time is of the essence with respect to each and every provision hereof.
19.    This Note shall be governed by, and construed and enforced in accordance with the laws of the State of New Jersey, other than such laws with respect to conflicts of laws.
20.    In the event of any inconsistencies between the terms of this Note and the terms of any other Loan Instruments, the terms of this Note shall prevail.
[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.
MAKER:
AMERICAN FINANCIAL EXCHANGE, L.L.C.,
a New Jersey limited liability company

By: TRT Harborside LLC,
              a Delaware limited liability company,
its manager

By: DCTRT Real Estate Holdco LLC,
a Delaware limited liability company,
its manager

By: Dividend Capital Total Realty
Operating Partnership LP,
a Delaware limited partnership,
its sole member

By: Dividend Capital Diversified
Property Fund Inc.,
a Maryland corporation,
its general partner

By: /s/ M. Kirk Scott
Name: M. Kirk Scott
Title: Chief Financial Officer

[Signature Page to Promissory Note]
[signatures continue on next page]

PLAZA X URBAN RENEWAL ASSOCIATES L.L.C.,
     a New Jersey limited liability company

         By: Plaza X Realty L.L.C.,
a New Jersey limited liability company,
its manager

     By: American Financial Exchange, L.L.C.,
a New Jersey limited liability company,
its manager

By: TRT Harborside LLC,
a Delaware limited liability company,
its manager

By: DCTRT Real Estate Holdco LLC,
a Delaware limited liability company,
its manager

By: Dividend Capital Total Realty
Operating Partnership LP,
a Delaware limited partnership,
its sole member

By: Dividend Capital Diversified
Property Fund Inc.,
a Maryland corporation,
its general partner

By: /s/ M. Kirk Scott
Name: M. Kirk Scott
Title: Chief Financial Officer

[Signature Page to Promissory Note]
[signatures continue on next page]

    PLAZA X LEASING ASSOCIATES L.L.C.,
a New Jersey limited liability company

             By:  Plaza X Realty L.L.C.,
a New Jersey limited liability company,
its manager

By: American Financial Exchange, L.L.C.,
a New Jersey limited liability company,
its manager

By: TRT Harborside LLC,
a Delaware limited liability company,
its manager

By: DCTRT Real Estate Holdco LLC,
a Delaware limited liability company,
its manager

By: Dividend Capital Total Realty
Operating Partnership LP,
a Delaware limited partnership,
its sole member

By: Dividend Capital Diversified
Property Fund Inc.,
a Maryland corporation,
its general partner

By:   /s/ M. Kirk Scott
Name: M. Kirk Scott
Title: Chief Financial Officer

[Signature Page to Promissory Note]